Annual Shareholders’ Meeting May 29, 2014 Exhibit 99.1

Company Confidential
Forward Looking Statements
Certain statements made in this presentation are “forward-looking” and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.
These forward-looking statements typically are identified by use of terms such as “may,”
“will,” “should,” “plan,” “expect,” “anticipate,” “estimate” and similar words, although some forward-looking statements are expressed differently. Forward-looking statements represent our management's judgment regarding future events. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, the Company can give no assurance that such expectations will prove to be correct. All statements other than statements of historical fact included in this presentation are forward-looking statements. The Company cannot guarantee the accuracy of the forward-looking statements, and the Company’s actual results could differ materially from those contained in any forward-looking statements due to a number of factors, including those identified under the heading “Risk Factors” contained in the
Company’s most recent annual report on Form 10-K filed with the Securities and
Exchange Commission. Accordingly, such forward-looking statements are subject to a number of risks and uncertainties and may cause actual results to differ materially from the Company’s expressed expectations. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

Company Confidential Today’s Agenda • 2013 Highlights • First Quarter 2014 Progress • 2014 Objectives • Questions and Answers 3

Company Confidential
2013 Highlights
•
Sale of retail distribution business for $100 million upfront that resulted in a $65 million gain.
•
Addressed senior debt maturity issue by refinancing debt at lower cost.
•
Addressed Illinois Department of Insurance reserve requirement issue.
•
Significant price increases in all of our major states – Louisiana, Texas and
California.
•
Improved relationships with independent agents.
•
Significantly reduced expenses.
•
Achieved an operating profit in the second quarter for the first time in years.
•
Stock price increased from $0.14 at year-end 2012 to $2.55 at year-end 2013.

Company Confidential
First Quarter 2014 Progress
•
Net income of $664,000.
•
Gross written premiums managed increased $12 million, or 13%, over 2013.  All of the increase was due to increases in renewal policies and rates.
•
Took actions starting in late 2013 to terminate unprofitable agency relationships primarily in Louisiana and Texas.
•
Significant price increases in all of our major states – Louisiana, Texas and
California.
•
Excluding the retail distribution business, SG&A expenses declined $8 million, or 27%, compared with 2013.

Company Confidential 6 Q & A